EXHIBIT 23.2

CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

      We consent to the reference to our firm under the captions “Experts,” “Summary Consolidated Financial Data,” and “Selected Consolidated Financial Data” and to the use of our reports dated March 10, 2003, in the Registration Statement (Form S-3 No. 333-          ) and related Prospectus of MasTec, Inc. for the registration of 16,387,500 shares of its common stock.

/s/ Ernst & Young LLP
Miami, Florida
January 7, 2004